Exhibit 10.31
LITTELFUSE, INC.
ANNUAL INCENTIVE PLAN
restated effective January 1, 2010
     1. Establishment. On February 1, 2008, the Board of Directors of Littelfuse, Inc. “Littelfuse”, upon recommendation by the Compensation Committee of the Board of Directors, approved an incentive plan for executives and key employees of the Company as described herein, which plan was known as the “Littelfuse, Inc. 2008 Annual Incentive Plan.” The Plan was approved by the shareholders on April 25, 2008. This restatement of the Plan is hereby being approved by the Board of Directors of Littelfuse, effective January 1, 2010, to change the name of the Plan to the “Littelfuse, Inc. Annual Incentive Plan.”
     2. Purpose. The purpose of this Plan is to advance the interests of Littelfuse and its shareholders by attracting and retaining key employees, and by stimulating the efforts of such employees to contribute to the continued success and growth of the business of the Company.
     3. Definitions. When the following terms are used herein with initial capital letters, they shall have the following meanings:
     3.1 Award — a right granted by the Compensation Committee to Participants in the Plan to receive cash incentive payments upon the achievement by the Company of certain Performance Factors, subject to the provisions of the Plan.
     3.2 Base Salary — a Participant’s annualized base salary, as determined by the Compensation Committee, as of the time the determinations under Section 4.3 are made with respect to a Participant for a particular Performance Period.
     3.3 Code — the Internal Revenue Code of 1986, as it may be amended from time to time, and any proposed, temporary or final Treasury Regulations or other authoritative administrative guidance promulgated thereunder.
     3.4 Company — Littelfuse, Inc., a Delaware corporation, and its subsidiaries or affiliates, whether now or hereafter established.
     3.5 Compensation Committee — the Compensation Committee, a standing committee of the Board of Directors of Littelfuse, or such other committee as may be designated by the Board of Directors to administer the plan. At least two members of the Compensation Committee shall be “outside directors” within the meaning of Treasury Regulations §1.162-27(e)(3), and if there are other members of the Compensation Committee that are not outside directors as so defined, any grant to, or determination with respect to, a Named Executive shall be made by a subcommittee of the Compensation Committee composed only of the outside directors as so defined.
     3.6 Maximum Award — a dollar amount or a percentage of Base Salary, as determined by the Compensation Committee with respect to each Participant for each Performance Period, which represents the payment that the Participant will earn if the maximum level of the Participant’s Performance Factors is achieved.

     3.7 Named Executives — all Participants for a given Performance Period designated by the Compensation Committee as “Named Executives” for purposes of this Plan. The Compensation Committee may designate as a Named Executive for any Performance Period any Participant who it determines, in its discretion, may (i) be a “covered employee” under Treasury Regulations §1.162-27(c)(2), as interpreted by IRS Notice 2007-49, and (ii) receive total compensation in excess of $1,000,000, for that Performance Period.
     3.8 Other Participants — all Participants for a given Performance Period who are not designated as “Named Executives” by the Compensation Committee for such Performance Period.
     3.9 Participants — any management or key employee of the Company who is designated by the Compensation Committee during the first 90 days of a Performance Period as Participants in this Plan. Directors of the Company who are not also employees of the Company are not eligible to participate in the Plan. Participants shall be designated as either Named Executives or Other Participants by the Compensation Committee as provided in Section 4.3 below. A person who is hired by the Company, or promoted to a position in which he is eligible to be a Participant, during a Performance Period may also be designated as a Participant by the Compensation Committee at the time of hire or promotion, in which event the Performance Period for such Participant shall be the portion of the Performance Period remaining after the person is designated a Participant, and Compensation Committee shall establish the terms of such Participant’s Award at the time the person is designated as a Participant, but in no event after the expiration of 25 percent of the days in the Participant’s Performance Period.
     3.10 Performance Factor — the performance goals selected by the Compensation Committee for each Participant with respect to each Performance Period, the achievement of which shall determine the amount of the Participant’s Award for the Performance Period, as follows:
(a)	The Performance Factors for each Named Executive shall be objective and shall be based solely upon one or more of the following business criteria, which may apply to the individual in question, an identifiable business unit or the Company as a whole, and on an annual or other periodic or cumulative basis: (i) sales values, (ii) margins (including profit, operating profit, or gross margins), (iii) volume, (iv) cash flow, (v) stock price, (vi) market share, (vii) revenue, (viii) sales, (ix) earnings per share (either primary or fully diluted), (x) profits, (xi) net income, (xii) cash from operations, (xiii) net operating profit after taxes, (xiv) pre-tax earnings, (xv) operating earnings; (xvi) earnings before interest and taxes, (xvii) earnings before interest, taxes, and depreciation and/or amortization, (xviii) return on equity, (xix) return on assets (including return on net assets or net tangible assets), (xx) return on sales, (xxi) return on capital employed, (xxii) economic value added, or (xxiii) total shareholder return (in each case, whether compared to pre-selected peer groups or not).

(b)	The Performance Factors for Other Participants may include any of the criteria listed in Section 3.10(a), and may also include such other business criteria as the Compensation Committee may determine to be appropriate, which may include financial and nonfinancial performance goals that are linked to such individual’s business unit or the Company as a whole or to such individual’s areas of responsibility, and which may include subjective determinations by the Compensation Committee or the Other Participant’s superiors.

(c)	The Compensation Committee shall provide the manner in which any Performance Factor shall be adjusted to the extent necessary to prevent dilution or enlargement of any Award as a result of extraordinary events or circumstances, as determined by the Compensation Committee, or to exclude the effects of extraordinary, unusual, or non-recurring items; changes in applicable laws, regulations, or accounting principles; currency fluctuations; discontinued operations; non-cash items, or reserves; asset impairment; or any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction; provided, however, that no such adjustment will be made if the effect of such adjustment would cause the Named Executive’s Award to fail to qualify as “performance based compensation” within the meaning of Section 162(m) of the Code.
     3.11 Performance Period — each consecutive twelve-month period commencing on January 1 of each year during the term of this Plan, beginning with January 1, 2008, or a portion of such twelve month period with respect to a person who becomes a Participant during such period as provided in the last sentence of Section 3.9.
     3.12 Plan — this Littelfuse, Inc. Annual Incentive Plan.
     3.13 Target Award — a dollar amount or a percentage of Base Salary, as determined by the Compensation Committee with respect to each Participant for each Performance Period, which represents the payment that the Participant will earn if the target level of the Participant’s Performance Factors is achieved.
     3.14 Threshold Award — a dollar amount or a percentage of Base Salary, as determined by the Compensation Committee with respect to each Participant for each Performance Period, which represents the payment that the Participant will earn if the threshold level of the Participant’s Performance Factors is achieved.
     4. Administration.
     4.1 Power and Authority of Compensation Committee. The Plan shall be administered by the Compensation Committee. The Compensation Committee shall have full power and authority, subject to all the applicable provisions of the Plan and applicable law, to (a) establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems necessary or advisable for the proper administration of the Plan, (b) construe, interpret and administer the Plan and any instrument or agreement relating to the Plan, and (c) make all other determinations and take all other actions necessary or advisable for the administration of the Plan. Unless otherwise expressly provided in the Plan, each determination made and each action taken by the Compensation Committee pursuant to the Plan or any instrument or agreement relating to the Plan shall be (i) within the sole discretion of the Compensation Committee, (ii) may be made at any time and (iii) shall be final, binding and conclusive for all purposes on all persons, including, but not limited to, Participants, and their legal representatives and beneficiaries, and employees of the Company.
     4.2 Delegation. The Compensation Committee may delegate its powers and duties under the Plan to one or more officers of the Company or a committee of such officers, subject to such terms, conditions and limitations as the Compensation Committee may establish in its sole discretion; provided, however, that the Compensation Committee shall not delegate its power (a) to make grants to or determinations (including certification pursuant to Section 4.4) regarding officers of the Company who are subject to Section 16 of the 1934 Act or (b) in such a manner as would cause the Plan not to comply with the provisions of Section 162(m) of the Code.
     4.3 Determinations at the Outset of Each Performance Period. On or before the 90th day of each Performance Period, the Compensation Committee shall:
     (a) designate all Participants (including designation as Named Executives or Other Participants) for such Performance Period;
     (b) establish a Threshold Award, Target Award and Maximum Award for each Participant; and
     (c) with respect to each Participant, establish one or more Performance Factors and a formula to determine the amount of the Award that will be earned at different levels of achievement of the Performance Factors. For a Named Executive, the terms of the Award shall be such that an outside party, with knowledge of all relevant factors, could calculate the amount of the Award (subject to the Compensation Committee’s authority to exercise negative discretion to reduce the amount of the Award as provided in Section 5.2(a).
     4.4 Certification. Following the close of each Performance Period and prior to payment of any amount to any Participant under the Plan, the Compensation Committee must certify in writing which of the applicable Performance Factors for that Performance Period (and the corresponding Award amounts) have been achieved and certify as to the attainment of all other factors upon which any payments to a Participant for that Performance Period are to be based. Such certification shall be made in time to permit payments to be made not later than the fifteenth day of the third month following the end of the Performance Period.
     4.5 Shareholder Approval. The material terms of this Plan were disclosed to and approved by shareholders of the Company in accordance with Section 162(m) of the Code at the annual meeting of shareholders held on April 25, 2008. No amount was payable to any Named Executive under this Plan unless such shareholder approval was been obtained, and if the shareholders failed to approve the Plan all Awards previously made to Named Executives would have been null and void.

     5. Incentive Payment.
     5.1 Formula. Subject to the remaining provisions of this Plan, each Participant shall receive an incentive payment for each Performance Period in the amount determined by the extent to which his Performance Factors have been achieved under the terms of his Award.
     5.2 Limitations.
     (a) Discretionary Increase or Reduction. The Compensation Committee shall retain sole and absolute discretion to increase or reduce the amount of any incentive payment otherwise payable to any Participant under this Plan, but may not increase the payment to any Named Executive for any Performance Period.
     (b) Continued Employment. Except as otherwise provided by the Compensation Committee, no incentive payment under this Plan with respect to a Performance Period shall be paid or owed to a Participant whose employment terminates prior to the last day of such Performance Period. In the event that a Participant dies, becomes permanently disabled, or is terminated by the Company without cause, during the Performance Period, the Compensation Committee may, but shall not be obligated to, provide for the payment of an appropriate portion (as determined by the Compensation Committee in its sole discretion) of such Participant’s Award for the Performance Period.
     (c) Maximum Payments. No Participant shall receive a payment under this Plan for any Performance Period in excess of $2,000,000.00.
     6. Benefit Payments. Time and Form of Payments. All payments of Awards pursuant to the Plan shall be made not later than the fifteenth day of the third month following the end of the Performance Period; provided that the Compensation Committee may permit Participants to elect to defer payment of their Awards pursuant to a deferred compensation plan established by the Company that satisfies the requirements of Section 409A of the Code. All such deferral elections shall be made not later than the last day immediately prior to the commencement of the Performance Period, and shall be irrevocable, except as otherwise provided by the terms of such deferred compensation plan and permitted by Section 409A; provided that the Compensation Committee may permit a deferral election to be made either within thirty (30) days after a Participant first becomes eligible to participate in any elective deferred compensation plan of the Company (in which event the election shall apply only to the portion of the Award earned after the date of the election), or not later than six (6) months prior to the end of the Performance Period if the Compensation Committee determines (taking into account the terms of any employment or other agreement that may affect the payment of the Award) that an Award constitutes qualified performance based compensation for purposes of Section 409A.
     6.2 Nontransferability. Except as otherwise determined by the Compensation Committee, no right to any incentive payment hereunder, whether payable in cash, shares or other property, shall be transferable by a Participant otherwise than by will or by the laws of descent and distribution; provided, however, that if so determined by the Compensation Committee, a Participant may, in the manner established by the Compensation Committee designate a beneficiary or beneficiaries to exercise the rights of the Participant and receive any cash, shares or property hereunder upon the death of the Participant. No right to any incentive payment hereunder may be pledged, attached or otherwise encumbered, and any purported pledge, attachment or encumbrance thereof shall be void and unenforceable against the Company.
     6.3 Tax Withholding. In order to comply with all applicable federal or state income, social security, payroll, withholding or other tax laws or regulations, the Compensation Committee may establish such policy or policies as it deems appropriate with respect to such laws and regulations, including without limitation, the establishment of policies to ensure that all applicable federal or state income, social security, payroll, withholding or other taxes, which are the sole and absolute responsibility of the Participant, are withheld or collected from such Participant.
     7. Amendment and Termination; Adjustments. Except to the extent prohibited by applicable law and unless otherwise expressly provided in the Plan:
     (a) Amendments to the Plan. The Board of Directors of the Company may amend, alter, suspend, discontinue or terminate the Plan, without the approval of the shareholders of the Company, except that no such amendment, alteration, suspension, discontinuation or termination shall be made that, absent such approval, would violate the rules or regulations of NASDAQ or the National Association of Securities Dealers, Inc. that are applicable to the Company, or cause Awards granted to Named Executives to fail to qualify as qualified performance based compensation for purposes of Section 162(m) of the Code.
     (b) Waivers of Incentive Payment Conditions or Rights. The Compensation Committee may waive any conditions of or rights of the Company under any right to an incentive payment hereunder, prospectively or retroactively.
     (c) Limitation on Amendments to Incentive Payment Rights. Neither the Compensation Committee nor the Company may amend, alter, suspend, discontinue or terminate any rights to an incentive payment, prospectively or retroactively, without the consent of the Participant or holder or beneficiary thereof, except as otherwise herein provided.
     (d) Correction of Defects, Omissions and Inconsistencies. The Compensation Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it shall deem desirable to carry the Plan into effect.
     8. Miscellaneous. Effective Date. This Plan shall be deemed effective, subject to shareholder approval, as of the date on which it is approved by the Board of Directors of Littelfuse.
     8.2 Term of the Plan. Unless the Plan shall have been discontinued or terminated, the Plan shall terminate on the fifth anniversary of the date on which it is approved by the shareholders of Littelfuse. No right to receive an incentive payment shall be granted after the termination of the Plan. However, unless otherwise expressly provided in the Plan, any right to receive an incentive payment theretofore granted may extend beyond the termination of the Plan, and the authority of the Board of Directors and Compensation Committee to amend or otherwise administer the Plan shall extend beyond the termination of the Plan.
     8.3 Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.
     8.4 Applicability to Successors. This Plan shall be binding upon and inure to the benefit of the Company and each Participant, the successors and assigns of the Company, and the beneficiaries, personal representatives and heirs of each Participant. If the Company becomes a party to any merger, consolidation or reorganization, this Plan shall remain in full force and effect as an obligation of the Company or its successors in interest.
     8.5 Employment Rights and Other Benefit Programs. The provisions of this Plan shall not give any Participant any right to be retained in the employment of the Company. In the absence of any specific agreement to the contrary, this Plan shall not affect any right of the Company, or of any affiliate of the Company, to terminate, with or without cause, any Participant’s employment at any time. This Plan shall not replace any contract of employment, whether oral or written, between the Company and any Participant, but shall be considered a supplement thereto. This Plan is in addition to, and not in lieu of, any other employee benefit plan or program in which any Participant may be or become eligible to participate by reason of employment with the Company. No compensation or benefit awarded to or realized by any Participant under the Plan shall be included for the purpose of computing such Participant’s compensation under any compensation-based retirement, disability, or similar plan of the Company unless required by law or otherwise provided by such other plan.
     8.6 No Trust or Fund Created. This Plan shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any affiliate pursuant to this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company or of any affiliate.
     8.7 Governing Law. The validity, construction and effect of the Plan or any incentive payment payable under the Plan shall be determined in accordance with the laws of the State of Delaware.
     8.8 Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Compensation Committee, materially altering the purpose or intent of the Plan, such provision shall be stricken as to such jurisdiction, and the remainder of the Plan shall remain in full force and effect.
     8.9 Certain Tax Matters. All of the terms and conditions of the Plan shall be interpreted in such a fashion as to qualify all compensation paid to a Named Executive hereunder as “qualified performance-based compensation” within the meaning of Section 162(m) of the

Code, and so that no payments constitute deferred compensation subject to Section 409A of the Code unless a Participant elects to defer a payment pursuant to a deferred compensation plan.
     This restated Plan is hereby approved this            day of February, 2010.

Littelfuse, Inc.
By:
Ryan K. Stafford